Exhibit 23.3

GUANGDONG DUOJIA LAW FIRM

广东多加律师事务所

Room 05, 11/F, Education Science & Technology Building, Zhuzilin, Futian District, Shenzhen | Tel: (86755) 8247-8125

We hereby consent to the summary of our legal opinion in the Registration Statement on Form F-1 (File No. 333-297790) with respect to the filing obligations under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the Chinese Securities and Regulatory Commission. We also consent to the reference of our name under the heading “Legal Matters” in such registration statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Guangdong Duojia Law Firm

GUANGDONG DUOJIA LAW FIRM

广东多加律师事务所

August 24, 2026